Exhibit 10.33

AMENDMENT TO EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AND NON-COMPETITION AGREEMENT, (this “Agreement”) is made as of December 28, 2007, by and among Louis H. Weiss (“Executive”), VS Parent, Inc., a Delaware corporation, (“Parent”), Vitamin Shoppe Industries, Inc., a New York corporation (“VSI”), VS Direct, Inc., a Delaware corporation (the “Company”), and VS Holdings, Inc., a Delaware corporation (“Holdings”).

Reference is made to that certain Employment and Non-Competition Agreement by and between Executive, Parent, VSI, Company, and Holdings dated as of January 15, 2007 (the “Employment Agreement”).

WHEREAS, the parties to this Agreement desire to amend the Employment Agreement as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Employment Agreement is hereby amended as follows:

(a)	Section 2(B) is hereby amended and restated as follows:

Annual Cash Bonus. For purposes hereof, the term “Annual Cash Bonus” shall mean a bonus that shall be achieved by the satisfaction of operating objectives specified by the Company’s Board of Directors and the Chief Executive Officer of the Company (to the extent the same shall be delegated by the Board) from time to time in their sole discretion and the term “Performance–Based Plan” shall mean the then–current Company plan(s) under which any Annual Cash Bonus has been established and is determined, as the same may be changed from time to time. The Annual Cash Bonus may consist of multiple components, including components based upon the performance (1) of the Company as a whole, (2) of the Executive and employees under the direction of the Executive, and/or (3) of a subset of the Company which may include the Executive (and employees under the direction of the Executive) and employees who are not under the direction of the Executive but which components are not Company–wide objectives. Currently, the maximum amount payable under the Performance–Based Plan for Executive does not exceed thirty percent (30%) of the Executive’s Base Salary, and consists solely of objectives determined on an individual basis and on a company–wide basis, any of which may change from time to time. Executive acknowledges that Company reserves the right to change the structure of the Annual Cash Bonus from time to time, provided that any change will not affect Executive’s ability to receive an Annual Cash Bonus of up to 30% of Executive’s base salary. Executive shall be paid his Annual Cash Bonus on or after March 1st of the calendar year following the year to which such bonus relates, but in any event before the end of such calendar year. The parties acknowledge that the determination of the Annual Cash Bonus for the year in which Executive’s employment terminates (and possibly for the prior year) shall not be known on the date Executive’s employment terminates, and, if any, shall be paid by Company to Executive not more than thirty (30) days after the determination thereof, but in all events on or after March 1st of the calendar year following the calendar year of termination, but in any event before the end of such calendar year. Notwithstanding the foregoing, in addition to participation in the standard Performance–Based Plan in FY2007, (i) Executive shall be entitled to a cash bonus in the amount of not less than $50,000 (the “2007 Guaranteed Bonus”), which shall be paid in four (4) equal quarterly payments at the end of each quarter, (ii) Executive shall receive a bonus equal to five percent (5%) of VSI’s incremental all–in EBITDA above that which is budgeted for its Direct business for FY2007, which amount shall be reduced by the amount of the 2007 Guaranteed Bonus (such amount being herein called the “2007 Individualized Bonus”) and shall be paid on or after March 1st of the calendar year following the year to which such bonus relates, but before the end of such calendar year; provided, however, that the sum of (1) the 2007 Individualized Bonus, or any successor thereto as provided in the following sentence, plus (2) the amount paid to Executive under any Performance–Based Plan, shall in no event exceed the sum of $300,000 (the “Cap”). At the end of 2007 Company and Executive will discuss if there should be a performance–based (or other) bonus that shall be different than that determined under the Performance–Based Plan for future years, but there is no guaranty that Company will continue offer any bonus to Executive other than that set forth in the same Performance–Based Plan as is applicable to the Company’s other executives.

(b)	The first paragraph of Section 5(C)(iii) is hereby amended and restated as follows:

(iii) Until the earlier to occur of (x) twelve (12) months from the date of termination of Executive’s employment, and (y) the time when the Executive becomes eligible for insurance coverage offered by any subsequent employer (the “Insurance Continuation Period”), allow the Executive to continue to participate in all life, health, disability and similar insurance plans and programs of the Company to the extent that such continued participation is possible under the general terms and provisions of such plans and programs, with the Company and the Executive paying the same portion of the cost of each such plan or program as existed at the time of the Executive’s termination. In the event that the Executive’s continued participation in any group plans and programs is not permitted, then in lieu thereof, Executive shall acquire individual insurance policies providing comparable coverage for the Executive for the Insurance Continuation Period and Company shall reimburse Executive for the portion of the costs that Executive shall pay, such that Executive shall pay a net amount equal to the amount that he would have paid had he remained an employee of the Company; provided, that the Company shall not be obligated to pay for any such individual coverage more than three (3) times the Company’s cost of such group coverage; provided further that such reimbursement shall be paid on or before the last day of the calendar year following the calendar year in which such expense was incurred.

(c)	The first paragraph of Section 5(D)(iii) is hereby amended and restated as follows:

(iii) Until the earlier to occur of (x) twelve (12) months from the Adverse Change in Status, and (y) the time when the Executive becomes eligible for insurance coverage offered by any subsequent employer (the “Adverse Change in Status Insurance Continuation Period”), allow the Executive to continue to participate in all life, health, disability and similar insurance plans and programs of the Company to the extent that such continued participation is possible under the general terms and provisions of such plans and programs, with the Company and the Executive paying the same portion of the cost of each such plan or program as existed at the time of the Executive’s termination. In the event that the Executive’s continued participation in any group plans and programs is not permitted, then in lieu thereof, Executive shall acquire individual insurance policies providing comparable coverage for the Executive for the Adverse Change in Status Insurance Continuation Period and Company shall reimburse Executive for a portion of the costs that Executive shall pay, such that Executive shall pay a net amount equal to the amount that he would have paid had he remained an employee of the Company; provided, that the Company shall not be obligated to pay for any such individual coverage more than three (3) times the Company’s cost of such group coverage; provided further that such reimbursement must be paid on or before the last day of the calendar year following the calendar year in which such expense was incurred.

(d)	Section 5(L) is hereby amended and restated as follows:

If Executive’s employment is terminated pursuant to any of Sections 5(C, D, E or F) after more than one–half (1/2) of the calendar year shall have transpired, the Company shall pay to the Executive at the time specified below the Fraction (hereinafter defined) times the portion of the Annual Cash Bonus based upon Executive’s salary and maximum bonus percentage at that time that is attributable to the performance of the Company as a whole, but not any portion thereof that is attributable to the performance of the Executive and/or a portion of the Company of which the Executive is a part. Notwithstanding the foregoing, if (i) Executive is subject to an alternate Performance–Based Plan, such as will be the case for 2007, and (ii) Executive’s employment is terminated pursuant to any of Sections 5(C, D, E or F) after more than one–half (1/2) of the calendar year shall have transpired, Executive shall be entitled to receive an Annual Cash Bonus based upon his individual performance in an amount equal to the Fraction times the bonus that would have been paid under Executive’s individual performance criteria for the full fiscal year. The numerator of the Fraction shall be the number of months (including any fractional month as a full month) that Executive was an employee of the Company during such calendar year, minus six (6), and the denominator of the Fraction shall be six (6). As an example, if the Executive’s employment with the Company is terminated in the first week of the tenth (10th) month, the Fraction shall be four–sixths (4/6), determined as follows: (x) ten (10) minus six (6), divided by (y) six (6). Any payment on account of a partial year bonus shall be made at the same time as payment is made to other executives of the Company under the Performance–Based Plan as stated in Section 2(B) or any alternate plan that is applicable to Executive in a particular year. If in connection with or following the termination of Executive’s employment the Company shall amend the Performance–Based Plan and the Executive is entitled to benefits under any of Section 5(C, D, E or F) hereof, the amount of the Annual Cash Bonus to be paid thereunder shall equal the amount determined under the Performance–Based Plan (or alternate plan that is applicable to Executive in a particular year) as the same existed prior to the amendment thereof. If the amount of Executive’s bonus determined hereunder prior to multiplying the same by the Fraction shall be greater than the Cap, the amount determined shall be reduced to the Cap and then multiplied by the Fraction. Any cash bonus payable under this Section 5(L) shall be paid concurrently with the payment of bonuses to the Corporation’s other executives, on or after March 1st of the calendar year following the year to which such bonus relates, but in any event before the end of such calendar year.

(e)	New Section 5(M) is hereby added:

(M) Timing of Certain Payments to Specified Employees. Notwithstanding anything herein to the contrary, if, at the time any payment is payable to Executive pursuant to the provisions of this Section 5 as a result of Executive’s “separation from service” within the meaning of Section 409A of the Internal revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder and Executive is a “specified employee,” as such term is defined in Code § 409A(a)(2)(B)(i) and the regulations promulgated thereunder, then, to the extent required by Code § 409A(a)(2)(B)(i), such payment shall not be made before the date which is six months after the date of Executive’s “separation from service.” Payments to which the Executive would otherwise be entitled during the first six months following the date of termination and which are not paid pursuant to the previous sentence will be accumulated and paid on the first day of the seventh month following the date of termination.

2. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

3. This Agreement is an amendment to the Employment Agreement, and to the extent there is a discrepancy between this Agreement and the Employment Agreement, this Agreement shall control and supersede the Employment Agreement to the extent of such discrepancy. The Employment Agreement otherwise remains in full force and effect.

4. This Agreement, the Employment Agreement (as amended by this Agreement), and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

/s/ Louis Weiss
Executive

VS HOLDINGS, INC.

By:	/s/ Thomas Tolworthy
Name:	Thomas Tolworthy
Its:	Chief Executive Officer

VITAMIN SHOPPE INDUSTRIES INC.

By:	/s/ Thomas Tolworthy
Name:	Thomas Tolworthy
Its:	Chief Executive Officer

VS DIRECT, INC.

By:	/s/ Thomas Tolworthy
Name:	Thomas Tolworthy
Its:	Chief Executive Officer

VS PARENT, INC.

By:	/s/ Thomas Tolworthy
Name:	Thomas Tolworthy
Its:	Chief Executive Officer